UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2010

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH SAINT PAUL, MINNESOTA	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-455-1621

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 1, 2010, Digital Angel Corporation (the “Company”) announced trading in its common stock on the NASDAQ will be suspended prior to the opening of trading on Tuesday, October 5, 2010. Beginning with the opening of trading at 9:30 AM EDT on Tuesday, October 5, 2010, the Company’s common stock will trade under the symbol "DIGA" on the OTC Bulletin Board ("OTCBB") market. The Company reported that it elected not to further appeal the most recent NASDAQ Listing Qualifications Panel (the "Panel") determination to delist the Company's securities from NASDAQ, as a result of the Company's non-compliance with the minimum $1.00 per share closing bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2), which was received on October 1, 2010.

Following a hearing held on July 22, 2010, the Panel granted the Company's request for continued listing. However, the Company did not comply with the terms of the Panel's decision, which was conditioned upon the Company filing a proxy for a special meeting of shareholders to approve implementation of a reverse stock split if bid price compliance had not been regained.

Chardan Capital Markets, LLC has filed the appropriate application with the Financial Industry Regulatory Authority ("FINRA") to quote the Company's common stock on the OTCBB.

On October 1, 2010, the Company issued a press release regarding the move from NASDAQ exchange to OTCBB. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2010, the Company announced that it has further integrated the corporate and operational structures of Digital Angel and its subsidiary, Destron Fearing Corporation (“Destron Fearing”), as part of the Company’s strategic turnaround plan. Joseph Grillo, the Company’s CEO, will assume the additional role of President of Destron Fearing and oversee the day-to-day operations. Dave Sullivan recently accepted an executive role with Ingersoll Rand’s security business and has stepped down as Destron Fearing’s President and left the Company effective October 1, 2010. Combining the role of CEO of Digital Angel with the President of the future core business, Destron Fearing further streamlines the management structure and is expected to reduce future operating costs. Over the past two years, the Company has been divesting non-core businesses in order to focus on the animal identification market. In July 2010, the Company announced that it will save approximately $2 million annually as a result of its streamlining efforts.

On October 7, 2010, the Company’s Compensation Committee approved the following compensation proposals:

•
Increase the target bonus of Mr. Jason Prescott, the Company’s Chief Financial Officer, from 30% to 60% of his base salary (the actual amount to be subject to separate and specific approval of the Committee on the basis of established performance metrics and objectives) to align his target to be consistent with similarly situated officers;

•
Grant a discretionary bonus award to Mr. Joseph Grillo, the Company’s Chief Executive Officer, in the amount of $200,000 to recognize Mr. Grillo for the additional duties and responsibilities he has assumed. The Company has the election to pay the discretionary bonus in cash or common stock of the Company  and the timing of such payment to be contingent upon financial results in terms of cash generation and availability; and

•
Grant a discretionary bonus award to Mr. Parke Hess, the Company’s Chief Operating Officer, in the amount of $100,000 to recognize Mr. Hess for the additional duties and responsibilities he has agreed to assume in the completion of critical divestiture and investment transactions. The discretionary bonus is payable in cash, the timing of such payment to be contingent upon financial results in terms of cash generation and availability.

Item 9.01   Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated October 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: October 7, 2010

	By:	/s/ Jason G. Prescott
	Name:	Jason G. Prescott
	Title:	Chief Financial Officer